 Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

EXPION360 INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)(3)	Proposed Maximum Offering Price Per Share (4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (5)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Stock, par value $0.001 per share	Other	3,026,181	$9.00	$27,235,629	$92.70 per $1,000,000	$2,524.74
Fees previously paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$2,524.74
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$2,524.74

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may, from time to time, be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2) Includes an aggregate of 559,431 shares of the registrant’s Common Stock underlying warrants previously issued by the registrant in private placement offerings to certain selling stockholders. The initial public offering prospectus and the resale prospectus will be identical in all respects except for the alternate pages for the resale prospectus included herein which are labeled “Alternate Page for Resale Prospectus.”

(3) Includes underwriters’ warrants to purchase up to an aggregate of 8% of the shares of common stock sold in the offering (excluding shares issuable upon the exercise of the over-allotment option described herein), at an exercise price equal to 130% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the shares of common stock underlying the underwriters’ warrants is $9.00 (which is equal to 100% of $9.00).

(4) Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the maximum offering price.

(5) Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by the Fee Rate.